EXHIBIT 10(g)(2)

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA 71360

«Date»

«Name»
«Location»

Re:           Awards - _____ Performance Cycle

Dear «Nickname»:

The Compensation Committee of the Board of Directors of Cleco Corporation, which is appointed to administer the Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “LTIP”), has awarded to you the following incentives related to the Company’s common stock, par value $1.00 per share, or our “Common Stock”:

a.
An aggregate of _____ shares of Common Stock subject to the restrictions set forth herein, or “Restricted Stock,” and an allocation of an equal number of Common Stock Equivalent Units, or “CEUs,” provided that during the _____ Performance Cycle (as defined below), your Restricted Stock and CEUs shall not be sold, assigned, transferred, pledged, hypothecated or otherwise subject to disposition.

b.	Contingent allocations of _____ units, representing an equal number of shares of Common Stock, called “Opportunity Shares,” and _____ CEUs, called “Opportunity CEUs.”

1.           Performance Objectives, Vesting, and Payment. A summary of the Performance Objectives and a payment matrix, each established by the Committee and applicable during the period beginning January 1, _____, and ending December 31, _____, the “_____ Performance Cycle,” is attached hereto as Exhibit A.  The number of shares of Restricted Stock and Opportunity Shares to vest and be delivered to you, and the number of CEUs and Opportunity CEUs to be paid to you, will be determined by the Committee at the end of the cycle in accordance with the terms of the exhibit.  Shares of Restricted Stock and Opportunity Shares and CEUs and Opportunity CEUs that are not vested at the end of the _____ Performance Cycle will be forfeited and the affected certificates or bookkeeping entries canceled by the Company.

As soon as practicable after the end of the _____ Performance Cycle, the Committee will notify you of the number of shares of Restricted Stock and Opportunity Shares and CEUs and Opportunity CEUs, if any, to which you are entitled.  Payment will be made:

a.	For Restricted Stock and Opportunity Shares, by delivery of Common Stock representing the number of your vested shares, which may be in the form of certificates or book entry; and

b.
For CEUs and Opportunity CEUs, by a cash payment equal to the Fair Market Value of a share of Common Stock, determined as of the last business day of the _____ Performance Cycle, multiplied by the number of vested units to which you are entitled.

«Name»
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      2.           Dividend Equivalent Units.  If cash dividends are declared and paid on Common Stock during the _____ Performance Cycle, dividends paid on your Restricted Stock and an equivalent amount determined with respect to your CEUs (collectively, the “Dividend Equivalent Units”) will be credited to a bookkeeping account maintained for your benefit by the Company.  Dividends will be accumulated in your account, without interest, and paid to you in the form of cash.  Payment will be made as of the first business day following the end of the _____ Performance Cycle with respect to your vested Restricted Stock and your vested CEUs.  You will forfeit any Dividend Equivalent Units attributable to unvested shares of Restricted Stock or unvested CEUs.

3.   Further Limitations.  A purpose of the Company in awarding Restricted Stock and allocating Opportunity Shares to you is to encourage you to become a long-term shareholder.  Consistent with this purpose, you agree that shares of Common Stock transferred to you in consideration of Restricted Stock or Opportunity Shares will not be sold, assigned, or otherwise disposed of, without the prior consent of the Company, and that such shares will further be subject to forfeiture if your employment is terminated for Cause, as defined in the LTIP. This limitation will remain in effect during the period commencing as of January 1, _____, and ending as of the earlier of (a) the date you cease to be an employee of the Company or an Affiliate, or (b) January 1, _____.

You agree that, notwithstanding any provision of the LTIP or this letter to the contrary, shares of Common Stock subject to the foregoing restrictions may be held by the Company, in escrow, pending their lapse. The Committee may, in its discretion, amend or waive all or any of the restrictions; you will be notified as soon as practicable if any such action taken by the Committee.

4.   Separation From Service.  If you separate from service with the Company or its Affiliates before the end of the _____ Performance Cycle, your shares of Restricted Stock and Opportunity Shares, CEUs and Opportunity CEUs, and any Dividend Equivalent Units allocated to your account will be forfeited as of the date of your separation, except as may be expressly provided in the LTIP with respect to your Retirement, involuntary termination of employment without Cause, death or Disability.  For this purpose, the terms “Cause” and “Disability” are defined in the LTIP; the term “Retirement” means that you have satisfied the age and service conditions for normal, early or late retirement under our separate pension plan at the time of your separation, whether or not you actually participate in the plan.
5.   Recovery Policy.  Because the final amount of your incentives is contingent upon the financial performance of the Company, your incentives are subject to the Company’s recovery policy.  In the event the Company is required to restate its financial statements or financial results for any portion of the period included in the _____ Performance Cycle, this policy may require that you forfeit or return to the Company all or some portion of your incentives or any payment made or shares delivered to you hereunder, whether or not then vested.  You will receive additional notice from the Committee if the policy is applied to your award or allocation.

6.           Tax Withholding.  As a condition of any payment or the delivery of shares hereunder, the Company is entitled to withhold all income and employment taxes required by law to be withheld.  Such withholding may be satisfied by deduction from any cash payments otherwise due to you or by other delivery to the Company of the amount of such withholding.

7.           No Assignment.  Your award and the allocation of units hereunder is not subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of

«Name»
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law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

8.           Additional Requirements.  You acknowledge that Common Stock issued hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or the terms of the LTIP.  In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

9.           Employment Rights.  Nothing contained in this letter or the LTIP shall be deemed to confer upon you any right to continue in the employ of the Company or any Affiliate or interfere, in any manner, with the right of the Company or any of its Affiliates to terminate your employment, whether with or without Cause, in its sole discretion.

   10.           Amendment and Construction. The Committee may amend the terms and conditions set forth herein, except that any such amendment may not materially change or impair your award or allocation without your prior consent.

11.           Shareholder Rights.  During the _____ Performance Cycle, you shall be entitled to vote your shares of Restricted Stock; otherwise, except as may be expressly provided herein, you shall have no shareholder rights as to the incentives awarded or allocated to you hereunder.

In addition to the terms of this letter, your incentives are subject to terms and conditions set forth in the LTIP.  A prospectus is attached; you can obtain a copy of the full plan document by contacting Carla Works at Carla.Works@cleco.com.  Capitalized terms used in this letter have the meanings ascribed to them in the LTIP.  Please indicate your consent to be bound by the foregoing terms and conditions and the delivery of the prospectus by execution below, and return this agreement to Carla at PVGO2 not later than March 1, _____.

Very truly yours,

CLECO CORPORATION

By:           __________________
George W. Bausewine
Its:           Senior Vice President
Corporate Services
Attachment: Prospectus

ACKNOWLEDGED AND AGREED TO
THIS _____ DAY OF _____, _____

__________________________________
«Name»

«Name»
«Date»

EXHIBIT A
CLECO CORPORATION
2010 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE OBJECTIVES

The Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “LTIP”) requires the Compensation Committee of the Board of Directors (the “Committee”) of Cleco Corporation (the “Company”) to establish performance measures for each Performance Cycle.

For the _____ Performance Cycle, the comparative performance measure approved is the relative price appreciation plus dividends paid per share on Common Stock (“Total Shareholder Return” or “TSR”) during the _____ Performance Cycle as compared to the Total Shareholder Return of companies in the S&P Small and Midcap Electric Utilities – GICS and NAICS (1) group (“Peer Group”).  The Company’s TSR must rank at or above the 30th percentile level in order for any award to be paid.  Actual awards are determined by the Committee based on the Company’s rank within the peer group, as follows:

Relative TSR Rank	1	2	3	4	5	6	7	8	9	10	11-15
Percentile Rank	100.0%	92.8%	85.7%	78.5%	71.4%	64.2%	57.1%	50.0%	42.8%	35.7%	<30.0%
Payout as a % of Target	200.0%	185.6%	171.4%	157.0%	142.8%	128.4%	114.2%	100.0%	74.8%	50.0%	0.0%

Restrictions will lapse upon receipt by you of written notice from the Committee that the Company has achieved the Performance Objectives established for the _____ Performance Cycle; notice will be given by the Committee as soon as practicable after the close of the cycle.  Payments with respect to CEUs will be made on a similar schedule.

______________________________

(1) GICS – Global Industry Classification System
    NAICS – North American Industry Classification System